Exhibit 99.1

Fifth Street Senior Floating Rate Corp. Announces Quarter Ended December 31, 2015 Financial Results

GREENWICH, CT, February 9, 2016 - Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR" or "we") announces its financial results for the first fiscal quarter ended December 31, 2015.

First Fiscal Quarter 2016 and Post-Quarter Highlights

•	Net investment income for the quarter ended December 31, 2015 was $7.0 million, or $0.24 per share;

•	Net asset value per share was $11.36 at December 31, 2015;

•	We closed $128.5 million of investments during the quarter ended December 31, 2015; and

•	We entered into a $25.0 million revolving credit facility with East West Bank.

Portfolio and Investment Activity

Our Board of Directors determined the fair value of our investment portfolio at December 31, 2015 to be $604.0 million, as compared to $623.6 million at September 30, 2015. Total assets were $644.5 million at December 31, 2015, as compared to $697.7 million at September 30, 2015.

During the quarter ended December 31, 2015, we closed $128.5 million of investments in 23 new and two existing portfolio companies, and funded $132.4 million across new and existing portfolio companies. This compares to closing $103.7 million in 25 new and one existing portfolio companies, and funding $108.7 million during the quarter ended September 30, 2015. During the quarter ended December 31, 2015, we received $47.5 million in connection with full repayments of four of our debt investments, all of which were exited at par, and an additional $76.9 million in connection with syndications and sales of debt investments.

At December 31, 2015, our portfolio consisted of investments in 68 companies. 90.7% of our portfolio at fair value consisted of senior secured floating rate debt investments, and 9.1% of the portfolio consisted of investments in the subordinated notes and LLC equity interests of FSFR Glick JV LLC ("FSFR Glick JV"). The portfolio remained spread across a number of industries and our average portfolio company debt investment size at fair value was $8.8 million at December 31, 2015. The average portfolio company EBITDA was $63.4 million at December 31, 2015, and investments in the energy sector represented only 0.7% of our portfolio at fair value.

At December 31, 2015, FSFR Glick JV had $199.4 million in assets, including senior secured loans to 29 portfolio companies.  The joint venture generated income of $1.6 million for FSFR during the first fiscal quarter, which represented a 10.5% weighted average annualized return on investment.

Our weighted average yield on debt investments at December 31, 2015, including the return on FSFR Glick JV, was 8.0%, and included a cash component of 7.8%. We effectively utilized our attractively priced leverage and operated within our target range of 0.8x to 0.9x debt-to-equity during the quarter ended December 31, 2015.

"We are pleased to announce that for the second straight quarter FSFR operated within its target leverage range and covered its quarterly run rate dividend, which has enhanced our operating flexibility,” stated Chief Executive Officer, Ivelin M. Dimitrov, adding, “Despite broader market volatility that persisted during the December quarter, we are excited about the opportunity to continue to optimize our portfolio through investments in senior secured floating rate assets with strong risk-adjusted returns."

Results of Operations

Total investment income for the quarters ended December 31, 2015 and December 31, 2014 was $13.9 million and $11.9 million, respectively. For the quarter ended December 31, 2015, the amount primarily consisted of $12.2 million of interest income from portfolio investments. For the quarter ended December 31, 2014, this amount primarily consisted of $8.3 million of interest income from portfolio investments. For the quarter ended December 31, 2015, PIK interest net of PIK collected in cash represented only 0.1% of total investment income.

Total expenses for the quarters ended December 31, 2015 and December 31, 2014 were $6.9 million and $4.4 million, respectively. Total expenses increased for the quarter ended December 31, 2015 as compared to the quarter ended December 31, 2014, due primarily to a $1.4 million increase in interest expense, a $0.4 million increase in base management fees and a $0.4 million increase in professional fees.

Net realized and unrealized losses on our investment portfolio for the quarters ended December 31, 2015 and December 31, 2014 were $20.3 million and $1.0 million, respectively. For the quarter ended December 31, 2015, over 50% of our portfolio losses were due to broader market fluctuations, including spread widening, with the remainder due to credit deterioration in a small number of investments.

Liquidity and Capital Resources

At December 31, 2015, we had $20.5 million of cash and cash equivalents (including restricted cash), portfolio investments (at fair value) of $604.0 million, receivables from unsettled transactions of $11.4 million, payables from unsettled transactions of $11.4 million, $109.2 million of borrowings outstanding under our revolving credit facility, $182.3 million of borrowings outstanding under our debt securitization and $72.7 million of unfunded commitments.

At September 30, 2015, we had $52.7 million of cash and cash equivalents (including restricted cash), portfolio investments (at fair value) of $623.6 million, receivables from unsettled transactions of $13.5 million, payables from unsettled transactions of $11.8 million, $136.7 million of borrowings outstanding under our revolving credit facility, $186.4 million of borrowings outstanding under our debt securitization and $76.8 million of unfunded commitments.

On January 12, 2016, we announced the closing of a $25.0 million senior secured revolving credit facility with East West Bank. The facility has a final maturity of January 2021 and will accrue interest at LIBOR plus a variable margin according to the agreed upon schedule.

Dividend Declaration

In addition to our previously declared dividend of $0.075 per share, which is payable on February 16, 2016 to stockholders of record on February 5, 2016, our Board of Directors met on February 8, 2016 and declared the following distributions:

•	$0.075 per share, payable on March 31, 2016 to stockholders of record on March 15, 2016;
•	$0.075 per share, payable on April 29, 2016 to stockholders of record on April 15, 2016; and
•	$0.075 per share, payable on May 31, 2016 to stockholders of record on May 13, 2016.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Portfolio Asset Quality

We utilize the following investment ranking system for our investment portfolio:

•	Investment Ranking 1 is used for investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new investments are initially ranked 2.

•	Investment Ranking 3 is used for investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At December 31, 2015 and September 30, 2015, the distribution of our investments on the 1 to 4 investment ranking scale at fair value was as follows:

Investment Ranking	December 31, 2015					September 30, 2015
	Fair Value	% of Portfolio		Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	—	—		—		—	—	—
2	$580,100,227	96.05%	%	4.63		$596,955,786	95.72%	4.71
3	4,145,805	0.69		10.33		26,691,688	4.28	5.87
4	19,709,803	3.26		NM	(1)	—	—	—
Total	$603,955,835	100.00%	%	4.52		$623,647,474	100.00%	4.76

_____________

(1)	Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.

We may from time to time modify the payment terms of our investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of December 31, 2015, we had modified the payment terms of our investments in three portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of December 31, 2015, there were two investments on which we had stopped accruing cash and/or PIK interest or OID income that represented 2.6% of our debt portfolio at fair value in the aggregate.

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Assets and Liabilities

(unaudited)

	December 31, 2015	September 30, 2015
ASSETS
Investments at fair value:
Control investments (cost December 31, 2015: $60,815,474; cost September 30, 2015: $58,977,973)	$55,243,930	$57,156,921
Non-control/Non-affiliate investments (cost December 31, 2015: $573,264,001; cost September 30, 2015: $574,538,984)	548,711,905	566,490,553
Total investments at fair value (cost December 31, 2015: $634,079,475; cost September 30, 2015: $633,516,957)	603,955,835	623,647,474
Cash and cash equivalents	13,145,865	41,433,301
Restricted cash	7,346,098	11,258,796
Interest, dividends and fees receivable	3,535,034	2,783,379
Due from portfolio companies	209,312	11,587
Receivables from unsettled transactions	11,427,161	13,541,056
Deferred financing costs	4,799,894	5,001,675
Other assets	62,567	33,216
Total assets	$644,481,766	$697,710,484
LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,882,712	$1,964,249
Base management fee and incentive fee payable	859,209	2,055,179
Due to FSC CT	379,846	379,641
Interest payable	1,538,385	1,669,012
Distributions payable	2,210,008	—
Payables from unsettled transactions	11,393,092	11,809,500
Credit facilities payable	109,226,800	136,659,800
Notes payable	182,331,000	186,366,000
Total liabilities	309,821,052	340,903,381
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding at December 31, 2015 and September 30, 2015	294,668	294,668
Additional paid-in-capital	373,995,934	373,995,934
Net unrealized depreciation on investments	(30,123,640)	(9,869,483)
Net realized gain on investments	1,745,950	1,800,070
Accumulated overdistributed net investment income	(11,252,198)	(9,414,086)
Total net assets (equivalent to $11.36 and $12.11 per common share at December 31, 2015 and September 30, 2015, respectively)	334,660,714	356,807,103
Total liabilities and net assets	$644,481,766	$697,710,484

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Operations

(unaudited)

	Three months ended December 31, 2015	Three months ended December 31, 2014
Interest income:
Control investments	$1,120,491	$—
Non-control/Non-affiliate investments	11,005,597	8,261,529
Interest on cash and cash equivalents	20,399	3,935
Total interest income	12,146,487	8,265,464
PIK interest income:
Non-control/Non-affiliate investments	17,161	—
Total PIK interest income	17,161	—
Fee income:
Non-control/Non-affiliate investments	1,312,607	3,657,679
Total fee income	1,312,607	3,657,679
Dividend and other income:
Control investments	437,500	—
Total dividend and other income	437,500	—
Total investment income	13,913,755	11,923,143
Expenses:
Base management fee	1,586,192	1,156,911
Part I incentive fee	1,748,812	1,787,394
Part II incentive fee	—	(257,141)
Professional fees	722,803	309,786
Board of Directors fees	168,650	98,250
Interest expense	2,273,433	886,155
Administrator expense	185,000	246,135
General and administrative expenses	226,947	200,151
Total expenses	6,911,837	4,427,641
Net investment income	7,001,918	7,495,502
Unrealized appreciation (depreciation) on investments:
Control investments	(3,750,492)	—
Non-control/Non-affiliate investments	(16,503,665)	(1,439,578)
Net unrealized depreciation on investments	(20,254,157)	(1,439,578)
Realized gain (loss) on investments:
Non-control/Non-affiliate investments	(54,120)	428,002
Net realized gain (loss) on investments	(54,120)	428,002
Net increase (decrease) in net assets resulting from operations	$(13,306,359)	$6,483,926
Net investment income per common share — basic and diluted	$0.24	$0.25
Earnings (loss) per common share — basic and diluted	$(0.45)	$0.22
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768
Distributions per common share	$0.30	$0.30

Conference Call Information

We will hold a conference call at 10:00 a.m. (Eastern Time) on Wednesday, February 10, 2016, to discuss our quarterly financial results. All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (877) 369-6549. International callers can access the conference call by dialing +1 (330) 863-3349. All callers will need to enter the Conference ID Number 17770477 and reference "Fifth Street Senior Floating Rate Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the conference call and will be available through February 17, 2016 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 17770477. An archived replay will also be available online on the "Investor Relations" section of FSFR's website under the "News & Events - Calendar of Events" section.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. ("FSFR") is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles.  With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSFR. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in FSFR's operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Michael Freitag / James Golden / Alyssa Cass

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449